Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Napco Security Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Common Stock (2018 Non-Employee Stock Option Plan)	Common Stock, par value $.01 per share	Rule 457(h)	50,000	$34.33	$1,716,500	$110.20 per $1,000,000	189.16
Common Stock (2020 Non-Employee Stock Option Plan)	Common Stock, par value $.01 per share	Rule 457(h)	50,000	$34.33	$1,716,500	$110.20 per $1,000,000	189.16
Common Stock (2022 Employee Stock Option Plan)	Common Stock, par value $.01 per share	Rule 457(h)	950,000	$34.33	$32,613,500	$110.20 per $1,000,000	3,594.01
Total Offering Amounts					$36,046,500		$3,972.32
Total Fees Previously Paid							$-
Total Fee Offsets							$-
Net Fee Due							$3,972.32

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Napco Security Technologies, Inc. 2018 Non-Employee Stock Option Plan (the "2018 Non-Employee Plan"), Napco Security Technologies, Inc. 2020 Non-Employee Stock Option Plan (the "2020 Non-Employee Plan") and the Napco Security Technologies, Inc. 2022 Employee Stock Option Plan (the "2022 Employee Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 6, 2023.